Exhibit 3.1

BARRETT BUSINESS SERVICES, INC.

Bylaw Amendments Adopted Effective May 19, 2011

            Article I, Section 3, of the Bylaws (the "Bylaws") of Barrett Business Services, Inc., is amended to read in its entirety as follows:

"Section 3.  Place of Meeting.  The place of meeting for all annual and special meetings of the stockholders shall be such place within the United States as shall be determined by the board of directors.  In the absence of any such determination, all meetings of stockholders shall be held at the principal office of the corporation in the state of Washington."

Section 10 is added at the end of Article I of the Bylaws to read in its entirety as follows:

            "Section 10.  Advance Notice by Stockholders of Nominations and Proposals of Business.

(a)                Nominations of persons for election to the board of directors and proposals of business to be transacted by the stockholders may be made at an Annual Meeting of stockholders, (or in the case of election of directors, at a special meeting of stockholders held in lieu of an Annual Meeting under Article I, Section 2 of these Bylaws) (1) pursuant to the corporation's proxy materials with respect to such meeting, (2) by or at the direction of the board of directors or (3) by any stockholder at the time of the giving of the notice required in subsection (b) of this Section 10, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 10.  The foregoing clause (3) shall be the exclusive means for a stockholder to make nominations or propose business (other than matters included in the corporation's proxy materials pursuant to Rule 14a-8 or Rule 14a-11 under the Securities Exchange Act of 1934 (the "Exchange Act")) at an Annual Meeting of stockholders.

(b)               In order to assure that stockholders and the corporation have a reasonable opportunity to consider nominations and other business proposed to be brought before a meeting of stockholders and to allow for full information to be distributed to stockholders, a stockholder properly may bring nominations or other business before an annual meeting of stockholders pursuant to clause (3) of subsection (a) above, only if (i) the stockholder has given timely notice thereof in writing to the secretary of the corporation, and (ii) any such business is a proper matter for stockholder action under the Maryland General Corporation Law.  To be timely, a stockholder's notice shall be received by the secretary at the principal executive offices of the corporation not less than 90 or more than 120 days prior to the one-year anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's Annual Meeting of stockholders; provided, however, that, subject to the last sentence of this subsection (b), if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's Annual Meeting, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be received not later than the close of business on the later of (i) the 90th day before such Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.  In no event shall an adjournment or postponement of an Annual Meeting for which notice has been given commence a new time period for the giving of a stockholder's notice.

(c)                Such stockholder's notice shall set forth:

(i)                  if such notice pertains to the nomination of directors, as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act, and such person's written consent to serve as a director if elected;

(ii)                as to any business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest of such stockholder in such business; and

(iii)               as to (A) the stockholder giving the notice and (B) each beneficial owner of shares of the corporation on whose behalf the nomination or proposal is made (each, a "party"):

(1)               the name and address of each such party;

(2)               (A) the number of shares of the corporation that are owned, directly or indirectly, beneficially and of record by each such party, (B) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares, regardless of whether settled in shares or cash) that has been entered into as of the date of the stockholder's notice by, or on behalf of, such stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of the corporation's capital stock, or increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of stock of the corporation, including the notional number of shares that are the subject of such agreement, arrangement or understanding, (C) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which any such party has a right to vote, directly or indirectly, any shares of the corporation, (D) a description of any agreement, arrangement or understanding (whether or not in writing) between or among such stockholder or beneficial owner and any other person relating to acquiring, holding, voting or disposing of any shares of the corporation, including the number of shares that are the subject of such agreement, arrangement or understanding, (which information shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date); and

(3)               any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

           (d)               Except as provided in subsection (g) below, a person shall not be eligible for election or re-election as a director at an Annual Meeting unless (i) the person is nominated by a stockholder in accordance with this Section 10 or (ii) the person is nominated by or at the direction of the board of directors.  Except as provided in subsection (g) below, only such business shall be conducted at an Annual Meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10.  The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.  Notwithstanding the foregoing provisions of this Section 10, if the stockholder (or a qualified representative of the stockholder) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the corporation to present such nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(e)                For purposes of this Section 10, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(f)                 Notwithstanding the foregoing provisions of this Section 10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 10.

(g)                Nothing in this Section 10 shall be deemed to affect any rights of stockholders to request (i) inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) inclusion of nominees in the corporation's proxy statement pursuant to Rule 14a-11 under the Exchange Act.  Subject to Rule 14a-8 and Rule 14a-11 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the corporation's proxy statement any nomination of a director or directors or any other business proposal."